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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--321,
Defined Asset Funds (California, New Jersey and New York Trusts):

We consent to the use in this Registration Statement No. 333-41285 of our report dated February 5, 1998, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--321, Defined Asset Funds (California, New Jersey and New York Trusts) and to the reference to us under the heading 'Miscellaneous-- Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
February 5, 1998